Exhibit 10.2

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of April 11, 2023, by and among Rosecliff Acquisition I Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Spectral MD Holdings, Ltd., a Delaware corporation (the “Company”), and Rosecliff Acquisition Corp I, a Delaware corporation (“Parent”). The Sponsor, the Company and Parent are referred to from time to time in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, concurrently with the execution of this Agreement, Parent, Ghost Merger Sub I Inc., a Delaware corporation (“Merger Sub I”), Ghost Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”), and the Company, are entering into a Business Combination Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA), pursuant to which, among other things, Parent and the Company shall enter into a business combination;

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 6,195,000 shares of Parent Class B Common Stock (the “Sponsor Shares”);

WHEREAS, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 4,706,667 warrants (each a “Parent Private Placement Warrant”) to purchase one share of Parent Class A Common Stock at a strike price of eleven dollars fifty cents ($11.50); and

WHEREAS, as an inducement to the Parent, Merger Sub I, Merger Sub II and the Company to enter into the BCA and to consummate the Transactions, each of the Sponsor, Parent and the Company desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the each of the Sponsor, the Company and Parent hereby agree as follows:

1.    Obligations of the Sponsor. The Sponsor, by this Agreement, with respect to the Sponsor Shares (together with any other equity securities of Parent that Sponsor holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Parent Equity Securities”), hereby agrees during the term of this Agreement: (a) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered), at any meeting of stockholders of Parent, including the Parent Stockholders’ Meeting, however called, or any adjournment thereof, and in any action by written consent of the stockholders of Parent, or in any other circumstance in which the vote, consent or other approval of the stockholders of Parent is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject Parent Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of the Subject Parent Equity Securities held by the Sponsor at such time (i) in favor of the approval and adoption of the BCA and the approval of the Transactions and the other Parent Proposals, (ii) against any arrangement, merger, amalgamation, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Parent (other than the Transactions), (iii) against any change in the business, management or Parent Board other than as required to effect the Transactions and (iv) against any action, agreement or transaction or proposal that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent, Merger Sub I or Merger Sub II under the BCA or that would reasonably be expected to result in the failure of the Transactions from being consummated; (b) not to redeem, elect to redeem or tender or submit any of its Subject Parent Equity Securities for redemption in connection with the BCA or the Transactions; (c) not to commit or agree to take any action inconsistent with the foregoing; and (d) not to modify or amend any agreement, contract or arrangement between or among Sponsor and any Affiliate of such Sponsor (other than Parent or any of its subsidiaries), on the one hand, and Parent or any of Parent’s subsidiaries, on the other hand, related to the Transactions.

2.    Registration Rights Agreement. At the Closing, the Sponsor shall deliver to Parent a duly executed copy of that certain Amended and Restated Registration Rights and Lock-Up Agreement, by and among Parent, the Sponsor, the Company and the additional signatories thereto, in substantially the form attached as Exhibit A to the BCA.

3.    Waiver of Redemption Rights. The Sponsor agrees during the term of this Agreement not to (a) demand that Parent redeem the Subject Parent Equity Securities held by the Sponsor or (b) otherwise participate in any such redemption by tendering or submitting any of the Subject Parent Equity Securities held by the Sponsor for redemption.

4.    Waiver of Anti-Dilution Provision. The Sponsor, solely in connection with and only for the purpose of the Transactions, hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, its rights to the treatment of its Sponsor Shares as set forth in Section 4.3(b) of the Parent Certificate of Incorporation, in connection with the Transactions, and agrees not to assert or perfect any rights to adjustment or other anti-dilution protections with respect thereto.

5.     Transfer of Sponsor Shares. Except as contemplated by this Agreement or with the prior written consent of the Company, the Sponsor agrees during the term of this Agreement that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), pledge, dispose of or otherwise encumber any of the Subject Parent Equity Securities held by the Sponsor or otherwise agree to do any of the foregoing, (b) deposit any Subject Parent Equity Securities held by the Sponsor into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any Subject Parent Equity Securities held by the Sponsor that is inconsistent with the provisions of this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Parent Equity Securities held by the Sponsor.

6.     Expenses.

a.
Sponsor and Parent shall notify the Company in writing at least two (2) Business Days prior to the proposed Closing Date if, in their good faith determination, accrued and unpaid Parent Expenses that are then outstanding are expected to exceed $3,250,000 (any such excess amount, the “Excess Expense Amount”), and Sponsor’s intended breakdown between Sponsor Share Forfeiture Credit (as defined below) and Sponsor PIPE Credit (as defined below) such that the Sponsor Credit (as defined below) equals or exceeds the Excess Expense Amount.

b.
At or prior to Closing, Sponsor shall take or cause to be taken the necessary actions such that the Sponsor Credit equals or exceeds the Excess Expense Amount; provided (i) Sponsor shall be required to forfeit pursuant to this Section 6 up to a maximum of 750,000 Sponsor Shares, and no other amounts, property, assets or otherwise shall be subject to forfeiture by Sponsor pursuant to this Section 6 and (ii) if Sponsor forfeits 750,000 Sponsor Shares, Sponsor is under no obligation to invest in the Private Placement to meet any remaining shortfall of the Sponsor Credit to the Excess Expense Amount.

i.
The Sponsor shall be entitled to credit $5.00 against the Excess Expense Amount (“Sponsor Share Forfeiture Credit”) for each Sponsor Share which Sponsor forfeits and surrenders, or causes to be forfeited and surrendered, to Parent for no consideration, as a contribution to capital, prior to the Effective Time; for the avoidance of doubt, Sponsor shall not be entitled to Sponsor Share Forfeiture Credit for forfeitures made pursuant to Section 9.

ii.
The Sponsor shall be entitled to credit, dollar for dollar, the total amount of the aggregate investment (the “Sponsor PIPE Credit”, and together with the Sponsor Share Forfeiture Credit, the “Sponsor Credit”) made by Sponsor or any of its Affiliates in any Private Placement or other cash investment or contribution to the Company or Parent (collectively, the “Sponsor PIPE”) against the Excess Expense Amount. Sponsor (or its Affiliates) will receive one share of Parent Class A Common Stock for each $10.00 invested in the Sponsor PIPE, and the Sponsor PIPE will otherwise be on the same terms as other investors in the Private Placement.

c.
For purposes of this Section 6, Parent Expenses shall exclude: (x) any fees, costs or expenses payable to Cantor Fitzgerald, L.P. (“Cantor”) or any other placement agent that may be engaged in connection with the Transaction at the mutual consent of both the Company and Parent that are payable in connection with services as placement agent for the Private Placements and (y) all costs and expenses (including, without limitation, legal, auditing and accounting fees) in excess of $100,000 related to the deliverables that may be requested by Cantor pursuant to Section 15 of the Engagement Agreement, by and between the Company and Cantor, dated as of March 13, 2023, and related documentation.

7.    Private Placement Warrants. As of immediately prior to the Effective Time, but conditioned upon the Closing, Sponsor shall automatically irrevocably surrender and forfeit to Parent for no consideration, as a contribution to capital, the Private Placement Warrants.

8.     Third Party Service Providers. The Sponsor shall have obtained the written approval from third party service providers for the deferral or write-off of certain costs and expenses of Parent or the Sponsor such that, in no event shall the outstanding obligations of Parent or the Sponsor to third party service providers is more than the total amount of expenses at the Closing as may be deferred as previously mutually agreed between the Sponsor, Parent and the Company.

9.     Sponsor Share Forfeiture.

a.
At Closing, the Sponsor shall be entitled to retain (or, to the extent necessary, be issued) Sponsor Shares corresponding to thresholds set out below and based on (i) the total dollar amount of cash or cash equivalents in the Trust Account (after deducting the amount required to satisfy the redemption payments to Parent’s public stockholders but prior to payment of any Company Expenses or Parent Expenses) plus (ii) the amounts raised pursuant to the Private Placements plus (iii) any other amounts of cash contributed to, or raised and actually received by, Parent or the Company prior to Closing (including, for the avoidance of doubt, any cash, funds or cash equivalents contributed to the Company by Parent, Sponsor, their respective affiliates or any third-party investor unaffiliated with the Company in the Private Placements or in any other investment in connection with the Transactions), (iv) but excluding any such cash, funds or cash equivalents contributed by the Company, its officers, affiliates or stockholders in the Private Placements or in any other investment in connection with the Transactions (such sum, the “Parent Closing Cash”).

b.
If the Parent Closing Cash is (i) less than $10,000,000, the Sponsor shall forfeit and surrender, or cause to be forfeited and surrendered, to Parent for no consideration, as a contribution to capital, prior to the Effective Time, a number of Sponsor Shares so that Sponsor holds 750,000 Sponsor Shares (excluding any shares issued to Sponsor or its Affiliates in the Sponsor PIPE) immediately after such forfeiture (but prior to any forfeiture of Sponsor Shares pursuant to Section 6), (ii) greater than or equal to $10,000,000, but less than $20,000,000, the Sponsor shall forfeit and surrender, or cause to be forfeited and surrendered, to Parent for no consideration, as a contribution to capital, prior to the Effective Time, a number of Sponsor Shares so that Sponsor holds 1,000,000 Sponsor Shares (excluding any shares issued to Sponsor or its Affiliates in the Sponsor PIPE) immediately after such forfeiture (but prior to any forfeiture of Sponsor Shares pursuant to Section 6), (iii) greater than or equal to $20,000,000, but less than $30,000,000, the Sponsor shall forfeit and surrender, or cause to be forfeited and surrendered, to Parent for no consideration, as a contribution to capital, prior to the Effective Time, a number of Sponsor Shares so that Sponsor holds 1,250,000 Sponsor Shares (excluding any shares issued to Sponsor or its Affiliates in the Sponsor PIPE) immediately after such forfeiture (but prior to any forfeiture of Sponsor Shares pursuant to Section 6) or (iv) greater than or equal to $30,000,000, the Sponsor shall forfeit and surrender, or cause to be forfeited and surrendered, to Parent for no consideration, as a contribution to capital, prior to the Effective Time, a number of Sponsor Shares so that Sponsor holds 1,500,000 Sponsor Shares (excluding any shares issued to Sponsor or its Affiliates in the Sponsor PIPE) immediately after such forfeiture (but prior to any forfeiture of Sponsor Shares pursuant to Section 6). In no event shall the Sponsor hold more than an aggregate of 1,500,000 Sponsor Shares (excluding any shares issued to Sponsor or its Affiliates in the Sponsor PIPE) pursuant to the immediately preceding sentence immediately following the Closing. If the Sponsor holds more than 1,500,000 Sponsor Shares (excluding any shares issued to Sponsor or its Affiliates in the Sponsor PIPE) immediately following the Closing, the Sponsor shall immediately forfeit and surrender, or shall cause to be forfeited and surrendered, to Parent, for no consideration, as a contribution to capital, any Sponsor Shares it holds in excess of 1,500,000 Sponsor Shares (excluding any shares issued to Sponsor or its Affiliates in the Sponsor PIPE). The Sponsor hereby agrees to take, and authorizes Parent to take, such actions as shall be necessary to evidence such surrender and forfeiture, if applicable, of such Sponsor Shares, as of the Closing. Notwithstanding the foregoing, if the Sponsor or an Affiliate of Sponsor participates in the Private Placements or any other Sponsor PIPE, such shares of Parent Class A Common Stock issued to the Sponsor or such Affiliate in the Private Placement or any other Sponsor PIPE shall be in addition to the number of Sponsor Shares permitted under this Section 9 to be retained by the Sponsor.

10.   Representations and Warranties. The Sponsor hereby represents and warrants to Parent and the Company as follows:

(a)   Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement by the Sponsor and the consummation by the Sponsor of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor. This Agreement has been duly authorized, executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other Parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)   Ownership. The Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Sponsor Shares and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares (other than transfer restrictions under the Securities Act)) affecting any such Sponsor Shares, other than any Permitted Liens or pursuant to (i) this Agreement, (ii) the Parent Certificate of Incorporation (iii) the BCA, (iv) the IPO Letter Agreement or (v) any applicable securities Laws. Except for the Private Placement Warrants, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c)    No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval with respect to the Sponsor that has not been given or other action that has not been taken by any person (including under any contract binding upon the Sponsor or the Sponsor Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(d)   Litigation. There are no Proceedings pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor before (or, in the case of threatened legal proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(e)    Acknowledgment. The Sponsor understands and acknowledges that each of the Parent, Merger Sub I, Merger Sub II and Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement. The Sponsor has had the opportunity to read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors.

11.   Termination. This Agreement and the obligations of the Sponsor under this Agreement shall automatically terminate upon the earlier of: (a) the Closing and (b) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided that (i) nothing in this Section 11 shall relieve any Party from liability for fraud or willful breach of this Agreement occurring prior to its termination and (ii) the provisions of this Section 11 and Section 12 (other than Section 12(i)) shall survive any termination of this Agreement.

12.   Miscellaneous.

(a)   All notices (including notices for consent under this Agreement), requests, claims, demands and other communications hereunder shall be: (i) in writing; (ii) sent by messenger, certified or registered mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) (including with a copy) set forth below; and (iii) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (A) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service; or (B) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 12(a):

If to the Sponsor, to:

Rosecliff Acquisition I Sponsor LLC
767 5th Avenue 34th Floor
New York, New York 10153
Attention: Michael P. Murphy
Email: mm@rosecliffspac.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom, LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071-3144
Attention: P. Michelle Gasaway
Email: michelle.gasaway@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom, LLP
One Manhattan West
New York, New York 10001
Attention: Sean C. Coburn
Email: sean.coburn@skadden.com

If to Parent, to:

Rosecliff Acquisition Corp. I
767 5th Avenue 34th Floor
New York, New York 10153
Attention: Michael P. Murphy
Email: mm@rosecliffspac.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom, LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071-3144
Attention: P. Michelle Gasaway
Email: michelle.gasaway@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom, LLP
One Manhattan West
New York, New York 10001
Attention: Sean C. Coburn
Email: sean.coburn@skadden.com

If to the Company, to:

Spectral MD Holdings, Ltd.
2515 McKinney Avenue, Suite 1000
Dallas, TX 75204
Attention: Vincent S. Capone
Email: capone@spectralmd.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
26th Floor
New York, NY 10022
Attention: Herbert F. Kozlov
Email: hkozlov@reedsmith.com

and

Reed Smith LLP
2850 N. Harwood St.
Suite 1500
Dallas, TX 75201
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

(b)    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transaction contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)   This Agreement (together with the BCA and the other agreements referenced herein and therein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement.

(d)   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 12(d) shall be void ab initio.

(e)   The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (which, for the avoidance of doubt, includes the Parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity and (ii) the right to specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other Party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any Party seeking: (A) an injunction or injunctions to prevent breaches of this Agreement; (B) to enforce specifically the terms and provisions of this Agreement; and/or (C) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

(f)   This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(g)   With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the Transactions, each of the Parties: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts” and, individually, each a “Chosen Court”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12(a). Nothing in this Section 12(g), however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

(h)   This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(i)    Each Party shall use its reasonable best efforts to (x) execute and deliver or cause to be executed and delivered such additional documents and instruments and (y) take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j)    This Agreement shall not be effective or binding upon any Party until after such time as the BCA is executed and delivered by Parent, Merger Sub I, Merger Sub II and the Company.

(k)   This Agreement may be amended in writing by the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

(l)    The Sponsor shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose (i) all documents and schedules filed with the SEC, (ii) any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger or any of the other Transactions, (iii) a copy of this Agreement, (iv) the Sponsor’s identity, (v) the number of the Sponsor Shares held by the Sponsor and (vi) the nature of such the Sponsor’s commitments and obligations under this Agreement.

(m)  The Sponsor signs this Agreement solely in its capacity as a stockholder of Parent. The Sponsor makes no agreement or understanding in this Agreement in its capacity as a director or officer of Parent, Merger Sub I or Merger Sub II (if the Sponsor holds such office), or in the capacity of any Affiliate, partner, member, manager or employee of the Sponsor. Nothing in this Agreement will limit or affect any actions or omissions taken by the Sponsor (or any Affiliate, partner, member, manager or employee of the Sponsor) in its capacity as a director or officer of Parent, Merger Sub I or Merger Sub II, and no actions or omissions taken in its capacity as a director or officer of Parent, Merger Sub I or Merger Sub II (or in the capacity of any Affiliate, partner, member, manager or employee of the Sponsor) shall be deemed a breach of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Sponsor, the Company and Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROSECLIFF ACQUISITION I SPONSOR LLC

By: Rosecliff Credit Opportunity Fund I, L.P., its Managing Member

By: Rosecliff Credit Opportunity Fund I GP, LLC, its General Partner

By:	/s/ Michael P. Murphy
Name:	Michael P. Murphy
Title:	Managing Member

ROSECLIFF ACQUISITION CORP I

By:	/s/ Michael P. Murphy
Name:	Michael P. Murphy
Title:	Chief Executive Officer

SPECTRAL MD HOLDINGS, LTD.

By:	/s/ Wensheng Fan
Name:	Michael P. Murphy
Title:	Chief Executive Officer